LIMITED POWER OF ATTORNEY

The undersigned hereby appoints each of
James H. Graass and Kenneth M. Avery as his attorney-in-fact with full power to act in his name, place and stead for the limited purpose of executing on his behalf all forms required to be signed and filed by him under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the
undersigned hereunto sets his hand this 26th day of July, 2004.

Frank
W. Maresh